UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2024
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DOCGO INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39618	85-2515483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 West 35th Street, Floor 6, New York, New York		10001
(Address of principal executive offices)		(Zip Code)

(844) 443-6246
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DCGO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2024, the Board of Directors (the “Board”) of DocGo Inc. (the “Company”) appointed Lee Bienstock, Chief Executive Officer of the Company, to the Board as a Class I director, effective as of April 1, 2024 following Stan Vashovsky’s departure as a director and Chair of the Board on March 31, 2024. Mr. Bienstock will hold such position until his successor is duly elected and qualified or until his earlier resignation, disqualification, death or removal. There are no transactions involving Mr. Bienstock and the Company that require disclosure under Item 404(a) of Regulation S-K. There are also no arrangements or understandings between Mr. Bienstock and any other person pursuant to which he was selected to serve as a director.

As previously reported, on November 6, 2022, Mr. Vashovsky notified the Board that he intended to retire from the Company and step down as the Company’s Chief Executive Officer, director and Chair of the Board, effective as of December 31, 2022. Also as previously reported, on December 29, 2022, the Company announced that, while Mr. Vashovsky would retire as the Chief Executive Officer of the Company as of December 31, 2022, he would continue serving as a director and non-executive Chair of the Board.

After over a year of providing the benefit of his leadership and perspective to the Board, on March 7, 2024, Mr. Vashovsky notified the Board that he intends to retire and step down as a director and Chair of the Board, effective as of March 31, 2024. Mr. Vashovsky indicated his decision to step down as a director and Chair of the Board was due to his desire to focus on his family and personal pursuits and not the result of any disagreement with the Company on any matter relating to the Company’s operations, disclosures, policies or practices.

In connection with Mr. Vashovsky’s retirement, on March 7, 2024, the Board appointed director Steven Katz to succeed Mr. Vashovsky as Chair of the Board, effective as of April 1, 2024. Mr. Katz has been a member of the Board and Chair of the Audit and Compliance Committee of the Board since November 2021 and the Lead Independent Director since April 2023.

In addition, Mr. Vashovsky will continue to serve as a consultant to the Company until March 31, 2025 (such period, the “Consulting Period”) pursuant to a separation and consulting agreement entered into by and between the Company and Mr. Vashovsky on March 7, 2024 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Vashovsky will provide advisory services as may be requested from time to time by the Company’s executive officers or the Board and assist with maintaining the Company’s existing customer and investor relationships and, as consideration for his services, receive an equity grant during each quarter of the Consulting Period having a grant date fair value of approximately $35,000. In consideration for a release of claims, Mr. Vashovsky will also be eligible to receive Company-subsidized healthcare coverage for the duration of the Consulting Period. The Consulting Agreement further acknowledges and affirms that Mr. Vashovsky will be bound by and comply with certain restrictive covenants.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Consulting Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation and Consulting Agreement, dated March 7, 2024, by and between the Company and Stan Vashovsky.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCGO INC.

By:	/s/ Ely D. Tendler
Name:	Ely D. Tendler
Title:	General Counsel and Secretary

Date: March 8, 2024

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